Registration No. 333-203189

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3041398
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 International Circle

Suite 200
Hunt Valley, Maryland 21030

(Address of Principal Executive Offices / Zip Code)

Aviv REIT, Inc. 2010 Management Incentive Plan, as Amended

Aviv REIT, Inc. 2013 Long-Term Incentive Plan, as Amended
(Full title of the plan)

C. Taylor Pickett
Chief Executive Officer

Omega Healthcare Investors, Inc.
303 International Circle, Suite 200
Hunt Valley, Maryland 21030

(410) 427-1700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Eliot W. Robinson

Terrence Childers
Bryan Cave Leighton Paisner LLP
1201 West Peachtree Street, NW
Atlanta, GA 30309
(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Omega Healthcare Investors, Inc. (the “Company”) with the Securities and Exchange Commission: (File No. 333-203189 registering 5,210,317 shares of common stock, par value $.10 per share, of the Company, issuable pursuant to the Aviv REIT, Inc. 2010 Management Incentive Plan, as amended (the “2010 Plan”) and the Aviv REIT, Inc. 2013 Long-Term Incentive Plan, as amended (the “2013 Plan” and together with the 2010 Plan, the “Plans”). The Plans were assumed by the Company in connection with the merger of Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, on April 1, 2015, with and into OHI Healthcare Properties Holdco, Inc., a Delaware corporation (“Merger Sub”), with Merger Sub surviving as a wholly-owned subsidiary of the Company.

The Company is no longer issuing securities under the Plans. As a result, this post-effective amendment is being filed to deregister any and all securities registered pursuant to the Registration Statement that remain unissued under the Plans, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hunt Valley, State of Maryland, on February 14, 2019.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

Note: No other person is required to sign this post-effective amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.